Exhibit 23.1

Consent of Dixon Hughes Goodman LLP

Independent Registered Public Accounting Firm

The Board of Directors

HCI Group, Inc. and Subsidiaries:

We consent to the incorporation by reference in the registration statements (Nos. 333-180322 and 333-185228) on Form S-3 and registration statements (Nos. 333-154436 and 333-184227) on Form S-8 of HCI Group, Inc. and Subsidiaries of our reports dated March 10, 2015, with respect to the consolidated financial statements of HCI Group, Inc. and Subsidiaries and the effectiveness of internal control over financial reporting, which appears in HCI Group, Inc. and Subsidiaries’ Annual Report on Form 10-K for the year ended December 31, 2014.

/s/ Dixon Hughes Goodman LLP
DIXON HUGHES GOODMAN, LLP
Clearwater, Florida
March 10, 2015